Exhibit 99.B15(a)

                                DISTRIBUTION PLAN
                                       OF
                            PBHG ADVISOR FUNDS, INC.
                                (Class A Shares)

         SECTION 1. PBHG ADVISOR FUNDS, INC. (the "Company") on behalf of the shares of common stock of the portfolios set forth in Schedule A to this Plan (the "Portfolios" and each individually, a "Portfolio") may pay for distribution of the Class A shares of such Portfolios (the "Shares") which the Company issues from time to time, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

         SECTION 2. The Company may make payments to PBHG Fund Distributors (the "Distributor"), in the form of fees or reimbursements, to compensate the Distributor for services provided and expenses incurred by it for purposes of promoting the sale of Shares, reducing redemptions of Shares, or maintaining or improving services provided to holders of Shares by the Distributor and investment dealers. The amount of such payments shall be determined by the Disinterested Directors (as defined below). Payments under this Plan shall not exceed in any fiscal year the annual rate of 0.35% of the average net asset value of the Shares of each Portfolio, as determined at the close of each business day during the year.

         SECTION 3. This Plan shall not take effect until it has been approved by votes of the majority of both (a) the Board of Directors of the Company and
(b) those directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

         SECTION 4. Unless sooner terminated pursuant to Section 6, this Plan shall continue in effect until April 1, 1999 and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3.

         SECTION 5. The Distributor shall provide to the Company's Board of Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts expended for promoting the sales of Shares and the purposes for which such expenditures were made.


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         SECTION 6. This Plan may be terminated with respect to the Shares of any Portfolio at any time by vote of a majority of the Disinterested Directors, or by vote of a majority of the outstanding Shares of such Portfolio, and may be terminated with respect to all Shares at any time by a vote of a majority of the Disinterested Directors, or by a vote of a majority of the outstanding Shares of the Company.

         SECTION 7. Any agreement related to this Plan shall be made in writing, and shall provide:

                  (a) that such agreement may be terminated with respect to the Shares of any or all Portfolios at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote of the outstanding Shares of such Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

                  (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 unless such amendment is approved by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the affected Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided for in Section 3.

         SECTION 9. The provisions of this Plan are severable for each Portfolio of the Company and if the provisions of this Plan applicable to a particular Portfolio are terminated, the remainder of the Plan provisions applicable to the remaining Portfolios shall not be invalidated thereby and shall be given full force and effect.


                                       PBHG ADVISOR FUNDS, INC.
                                       (on behalf of the Class A Shares of the
                                       Portfolios)


Dated as of: April 1, 1998             By: /s/ Gary L. Pilgrim
                                           ---------------------------
                                       President


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